As filed with the Securities and Exchange Commission on December 20, 2000.
   ----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF l933

                        GENERAL DATACOMM INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                                      06-0853856
(State or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)

             Park Road Extension, Middlebury, Connecticut 06762-l299
                                 (203) 758-1811
  (Address, including zip code,  and  telephone  number,  including  area code, of Registrant's principal executive offices)

                             1998 STOCK OPTION PLAN
                            (Full title of the plan)

           HOWARD S. MODLIN, ESQ., Weisman Celler Spett & Modlin, P.C.
                    445 Park Avenue, New York, New York l0022
                                 (2l2) 37l-5400
 (Name, address and telephone number, including area code, of agent for service)



                         CALCULATION OF REGISTRATION FEE

                                        Proposed      Proposed
                                        Maximum       Maximum
                           Amount       Offering      Aggregate    Amount of
Title of Securities        to be        Price         Offering     Registration
to be Registered           Registered   Per Unit(1)   Price        Fee
-------------------        ----------   -----------   ---------    ------------

Common Stock, par          500,000      $1.25         $625,000     $173.75
value, $.l0 per share
--------------

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee based upon the closing price of shares of the Registrant's common stock, par value $.l0 per share on December 13, 2000 on the New York Stock Exchange.

Rule 429: The prospectus contained herein is a combined prospectus with Registration No. 333-89571.

                        GENERAL DATACOMM INDUSTRIES, INC.

                             1998 STOCK OPTION PLAN

         Cross Reference Sheet Between Items of Form S-8 and Prospectus


Item Required by Form S-8                    Caption in Prospectus
-------------------------                    ---------------------
1.   Plan Information                        Cover Page;
                                             1998 Stock Option Plan;
                                             Federal Income Tax Consequences

2.   Registrant Information                  Available Information
     and Employee Plan Annual
     Information

                                   PROSPECTUS

                        GENERAL DATACOMM INDUSTRIES, INC.
                               Park Road Extension
                       Middlebury, Connecticut 06762-1299
                                  203-758-1811

                             1998 STOCK OPTION PLAN

                2,000,000 Shares of Common Stock, $.10 par value

         This prospectus relates to the offering by General DataComm Industries, Inc. ("GDC") of the shares of Common Stock covered hereby to our employees and directors and employees of our subsidiaries as may be granted options to purchase shares pursuant to our 1998 Stock Option Plan which is described in this prospectus.

         Certain of the optionees may, from time to time, sell or otherwise dispose of some or all of the shares of Common Stock which may be acquired by them. Certain of the resales or other dispositions may be made pursuant to this Prospectus, but others may be made by employees who are deemed to be "affiliates" of the Corporation within the meaning of the Securities Act of 1993, as amended ("Securities Act"), and such persons may effect such resales only pursuant to a separate prospectus or an appropriate exemption from registration.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       ----------------------------------



               The date of this prospectus is December 20, 2000

This document constitutes a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

             No person has been authorized by us to give any information or to make any representation not contained in this Prospectus in connection with the offering covered by this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

                                TABLE OF CONTENTS

                                                              PAGE
                                                              ----

REGISTRATION STATEMENT                                          2
WHERE YOU CAN FIND MORE INFORMATION                             3
1998 STOCK OPTION PLAN                                          4
FEDERAL INCOME TAX CONSEQUENCES                                 6
DESCRIPTION OF CAPITAL STOCK                                    7
LEGAL MATTERS                                                  17
INDEPENDENT ACCOUNTANTS                                        17
INDEMNIFICATION                                                17

                             REGISTRATION STATEMENT

         We have filed with the Securities and Exchange Commission, Washington, D.C. Registration Statements (hereinafter, as amended to date, referred to as the "Registration Statements") on Form S-8 (File Nos. 333-89571 and 333- _________) under the Securities Act in respect of 2,000,000 shares of the Corporation's Common Stock, $.10 par value, subject to adjustment, which may be purchased from time to time pursuant to stock options issued to our key employees, including our officers and directors who are employees and non employee directors and employees of our subsidiaries under our 1998 Stock Option Plan (the "1998 Plan"). For further information with respect to GDC and the securities offered by this Prospectus, reference is made to the Registration Statements and the exhibits filed as a part thereof.

         The statements made about the 1998 Plan in this Prospectus are summaries of certain provisions of the 1998 Plan, a copy of which is an exhibit to this Registration Statement. Reference is made to the 1998 Plan for complete statements of such provisions, and such summaries are qualified in this entirety by such reference.

         Any optionee who may be deemed an affiliate of GDC, as defined in Rule 405 issued under the Securities Act must utilize an exemption, including Rule 144, from the registration provisions of the Securities Act to sell shares received pursuant to the exercise of an option unless a separate prospectus is in effect.

                       WHERE YOU CAN FIND MORE INFORMATION

             Federal securities law requires us to file information with the SEC concerning our business and operations. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy these documents at the public reference facility maintained by the SEC at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, DC 20549. You can also copy and inspect such reports, proxy statements and other information at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

             Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov. You can also inspect our reports, proxy statements and other information at the offices of the New York Stock Exchange.

             The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and/or supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

      1.  Our Annual Report on Form 10-K for the year ended September 30, 1999.

      2. Our quarterly reports on Form 10-Q for the quarters ended December 31, 1999, March 31, 2000 and June 30, 2000.

      3.  Our current reports on Form 8-K dated May 17, 2000 and July 31, 2000.

      4.  The Definitive Proxy Statement for the Annual Meeting of GDC on
          Schedule 14A, dated January 4, 2000.

             This prospectus is part of registration statements we filed with the SEC (Registration No. 333-89571 and 333- _____). You may request a free copy of any of the above filings by writing or calling Vice President Business Development, General DataComm Industries, Inc., Park Road Extension, Middlebury, CT 06762-1299 (telephone number (203) 758-1811).

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the cover page of this prospectus or any supplement.

                            1998 STOCK OPTION PLAN
                            ----------------------

Purpose and Eligibility
-----------------------

         The 1998 Plan was originally adopted by our directors on April 22, 1998 as a "broad based Stock Option Plan" as permitted by the policy of the New York Stock Exchange for the purpose of enabling GDC and its subsidiaries to provide an inducement to attract and keep able and qualified key employees, including officers and directors who are employees and non-employee directors, by the grant of non-statutory stock options up to a present maximum of 2,000,000 shares. At all times a minimum of 20% of our employees must be eligible for grants of options under the 1998 Plan, and less than 50% of the persons eligible for options shall be officers. The granting of options is determined by our Chairman of the Board who administers the 1998 Plan to all persons, other than employees subject to Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") who are generally executive officers and directors, and reports to the Board of Directors the names of those granted options, the number of shares covered by each option and the applicable option prices. The Stock Option Committee of the Board of Directors reports to the Board of Directors with respect to the names of employees and non-employee directors subject to Section 16 of the Exchange Act who are granted stock options, the number of shares covered by each such option, and the applicable option prices. The Chairman of the Board, or the Stock Option Committee, as the case may be, subject to the provisions of the 1998 Plan, has sole discretion to determine the persons to whom options shall be granted, the number of shares to be subject to each option and the increments by which such granted options are exercisable. In making such determination, the Chairman of the Board or the Stock Option Committee, as the case may be, considers in his or their opinion those employees or non-employee directors, as the case may be, who perform services of special importance to the management, operation and development of our business provided that no employee whose basis salary before bonuses or incentive payments is less than $20,000 per year is eligible to receive an option. There is no limitation with respect to the number of shares that are subject to grant of option to any one employee. It is presently expected that approximately 900 employees and all three non-employee directors are eligible to receive options under the 1998 Plan.

Shares Available and Exercise of Options
----------------------------------------

         The 1998 Plan provides for options to purchase an aggregate of 2,000,000 shares of Common Stock of the Corporation. Such amount is subject to appropriate adjustment in the event of changes in our outstanding common stock by reason of stock dividends or splits in excess of 5% in any one year, mergers, consolidations, exchanges or reorganizations.

         The stock options granted under the 1998 Plan are non-statutory stock options. The 1998 Plan provides that each option granted is exercisable, in whole or in part, from time to time during the term thereof as may be determined by the Chairman of the Board or the Stock Option Committee, as the case may be, and as stated in each option granted, commencing one (1) year after the date of grant of the option; and that the options expire unless exercised on or before ten (10) years from the date of grant. Such one (1) year restriction may be waived by the Chairman of the Board or Stock Option Committee, as the case may be, in their discretion as to any option or options.

         The option price of the non-statutory stock options shall be the fair market value of our Common Stock at the time of grant or such greater price as determined by the Chairman of the Board or the Stock Option Committee, as the case may be. The term of each non-statutory stock option may not exceed ten (10) years from the date of grant. If an optionee holds more than one non-statutory stock option, such options may be exercised by the optionee in any order.

         Options are exercised by the payment of cash or the delivery of our common stock valued at the market price for such shares at the time of exercise.

         As of September 30, 2000, 2,568,706 options have been granted under the 1998 Plan to 479 employees at an average exercise price of $3.98. Of such granted options, 64,550 have been exercised, 1,762,777 remain outstanding, 741,379 have been canceled and 172,673 options remain available for grant at such date. Options may not be granted under the 1998 Plan after April 22, 2008.

Limitations in Participation
----------------------------

         Except for gifts to family members or a transfer pursuant to a domestic relations order, options are not transferable other than by will or by the laws of descent and distribution. If an optionee becomes permanently and totally disabled or dies while employed by us, the option granted to the optionee may be exercised only within one (1) year following the date of such permanent and total disability or death, by the optionee in the case of such disability, and by the person or persons to whom the Optionee's rights under the option shall pass by the Optionee's will or the laws of descent and distribution in the case of death, to the extent of the following schedule, but in no event after the expiration of the term of the option.

Time from Grant of Option
-------------------------
         From                    To (the end of)        Percentage Exercisable
         ----                    ---------------        ----------------------

        1 day                       12 months                      33%
        12 months                   24 months                      67%
        Over 24 months                                            100%

         If an optionee ceases to be employed by us or a non-employee's directorship terminates for any reason other than death or disability, he or she may, but only within the three (3) months following such cessation of employment, exercise his or her option to the extent that he or she was entitled to exercise it at the date of such cessation, unless the optionee was discharged for cause. If an optionee is discharged for cause, or the optionee fails to give reasonable notice of termination of employment, such option terminates on the date of such discharge and the optionee forfeits any and all rights which may have accrued prior thereto. The above restrictions apply to options which were permitted gifts on transfers.

Modification
------------

         Our Board of Directors may at any time, or from time to time, without stockholder approval, suspend, terminate or amend the 1998 Plan in such respects as it shall deem advisable.


                         FEDERAL INCOME TAX CONSEQUENCES

Tax Aspects - Non-statutory Stock Options
-----------------------------------------

         Messrs. Weisman Celler Spett & Modlin, P.C., our legal counsel, have advised us that under existing Treasury regulations with respect to non-statutory stock options, (i) an optionee will not realize taxable income upon the grant of an option; (ii) the difference between the option price and the fair market value of the shares on the date of exercise is taxable as ordinary income to the optionee at the time of exercise and is allowable to us as an income tax deduction; (iii) the ordinary income to the optionee will be treated as compensation to the optionee which is subject to income tax withholding by us; (iv) the optionee will take a basis in the shares equal to the sum of the option price plus the amount taxed to him or her as compensation income; and (v) any gain or loss on a subsequent sale of the shares, which will equal the difference between the sales proceeds and the optionee's basis in the shares, will be capital gain or loss at the time of sale. If the optionee holds the shares for more than one year, such gain or loss will be treated as a long-term capital gain or loss, with any such long-term capital gain taxed at a maximum rate of 20%.

Employee Retirement Income Security Act of 1974
-----------------------------------------------

         The 1998 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 or of Section 401 (a) of the Internal Revenue Code of 1986.


                          DESCRIPTION OF CAPITAL STOCK

             Our current authorized capital consists of 50,000,000 shares of common stock, par value $.10 per share, 10,000,000 shares of Class B Stock, par value $.10 per share and 3,000,000 shares of Preferred Stock, par value $1.00 per share.

             The Board of Directors is authorized pursuant to our Restated Certificate of Incorporation ("Charter") to provide for the issue of the shares of Preferred Stock in one or more series with such rights as the Board of Directors may determine.


Common Stock

             The holders of shares of our common stock are entitled to one vote per share on all matters submitted to stockholders. They are also entitled to vote separately as a class as are the holders of shares of the Class B Stock on all matters requiring an amendment to our Charter as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of the common stock do not have preemptive rights or cumulative voting rights.

             Dividends on our common stock will be paid if, and when, declared. However, if a cash dividend is paid in respect of the common stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of the common stock. Otherwise, however, our common stock and the Class B Stock rank equally as to dividends.

             We have never paid cash dividends on the common stock or Class B Stock and cash dividends, except as provided for in our loan and security agreement allowing payment of dividends on our 9% Preferred Stock, are not permitted by our loan and security agreement. Stock dividends on and stock splits of common stock will only be payable or made in shares of common stock.

             Upon our liquidation, dissolution or winding up of our affairs, the holders of our common stock and Class B stock, sharing ratably as one class, are entitled to receive the entire net assets of the Company remaining after payment of all debts and other claims of creditors and after the holders of each series
of  preferred   stock,  if  any,  have  been  paid  the
preferred liquidating distribution on their shares, if any, as fixed by our Board of Directors. The common stock is not convertible into shares of any other equity security of GDC.

             Our common stock is freely transferable.

Class B Stock

             The holders of shares of our Class B Stock are entitled to one vote per share on all matters submitted to stockholders except that they are entitled to ten votes per share under certain circumstances in the election of directors. They are also entitled to vote separately as a class as are the holders of shares of common stock on all matters requiring an amendment to our Charter as well as on mergers, consolidations and certain other significant transactions for which stockholder approval is required under Delaware law. Holders of our Class B Stock do not have preemptive rights or cumulative voting rights.

             Dividends on our Class B Stock will be paid only as and when dividends on the common stock are declared and paid. Moreover, if a cash dividend is paid in respect of the common stock, a cash dividend must also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of common stock. Otherwise, however, the common stock and the Class B Stock rank equally as to dividends. Stock dividends on and stock splits of Class B Stock will only be payable or made in shares of Class B Stock.

             In the event of our liquidation or insolvency, the holders of Class B Stock and common stock share ratably in the assets remaining after payment of all debts and other claims of creditors, subject to the rights of any preferred stock which may be issued in the future.

             Holders of our Class B Stock may elect at any time to convert any of or all such shares to shares of our common stock on a share-for-share basis. In the event that the number of outstanding shares of Class B Stock falls below 5% of the aggregate number of issued and outstanding shares of common stock and Class B Stock, or the Board of Directors and holders of a majority of the outstanding shares of Class B Stock approve the conversion of the Class B Stock into common stock, then the Class B Stock will automatically be converted into shares of common stock. In the event of such conversion, certificates formerly representing outstanding shares of Class B Stock will thereafter be deemed to represent the number of shares of common stock corresponding to the number of shares of Class B Stock thus converted.

             The Class B Stock is not transferable except to certain family members and related entities of the holder thereof.

Special Voting Requirements

             Our Charter contains a provision requiring a two-thirds vote on any merger or consolidation or any sale or other disposition of all or substantially all of our assets. It also contains a "fair price" provision requiring all stockholders to receive equal treatment in the event of a takeover which may be coercive. This "fair price" provision may not be amended except by a four-fifths vote of the stockholders and may be considered to have the effect of discouraging tender offers, takeover attempts, acquisitions or business combinations involving us. That provision also requires that business combinations involving us and certain "Acquiring Persons", who are any persons or entities which directly or indirectly own or control at least 5% of our voting stock, be approved by the holders of four-fifths of our outstanding shares entitled to vote (other than shares held by an Acquiring Person with which or by or on whose behalf a business combination is proposed) unless such business combination either:

    - Has been authorized by our Board of Directors prior to the time that the Acquiring Person involved in such business combination became an Acquiring Person; or
    - will result in the receipt by our other stockholders of a specified minimum amount and form of payment for their shares.

Anti-Takeover Statute

             Section 203 of the  Delaware  General  Corporation  Law  ("Delaware
Section 203") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Delaware Section 203 provides that a corporation shall not engage in any business combination with any "interested stockholder" for a three-year period following the date that such stockholder becomes an interested stockholder unless:

    - Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares); or
    - on or subsequent to such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

             An interested stockholder is defined to include any person who, together with affiliates and associates, owns, or within the prior three (3) years did own, 15% or more of the corporation's voting stock. Delaware Section 203 could make it more difficult for an

"interested stockholder" to effect various business combinations with a corporation for a three-year period although the stockholders may, by adopting an amendment to the corporation's certificate of incorporation or by-laws, elect not to be governed by this section, effective twelve months after adoption. Our Charter and By-laws do not exclude us from the restrictions imposed under Delaware Section 203.

Preferred Stock - General

             Preferred Stock, including our 5% Preferred Stock and 9% Preferred Stock, may be issued in one or more series from time to time by action of our Board of Directors. The shares of any series of Preferred Stock may be convertible into our common stock, may have priority over the common stock and Class B Stock in the payment of dividends and as to the distribution of assets in the event of our liquidation, dissolution or winding up of our affairs and may have preferential or other voting rights, in each case, to the extent, if any, determined by our Board of Directors at the time it creates the series of Preferred Stock. The 5% Preferred Stock and 9% Preferred Stock are our only classes of Preferred Stock outstanding.

5% Preferred Stock

             We have outstanding 200,000 shares of 5% Preferred Stock. The 5% Preferred Stock has a liquidation preference of $25.00 per share and ranks as to dividends and liquidation prior to the common stock and on a parity with the 9% Preferred Stock. The 5% Preferred Stock is fully paid and nonassessable. Holders of 5% Preferred Stock do not have any preemptive rights. The 5% Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire such stock except it will automatically convert into common stock two (2) years from issuance on July 31, 2002 unless extended for failure of the underlying shares of common stock to be registered.

             Holders of shares of our 5% Preferred Stock will be entitled to receive, when, if and as declared by our Board of Directors out of our funds legally available for payment, dividends at the annual rate of 5% or $1.25 per share. Dividends are payable quarterly in arrears on January 31, April 30, July 31, and October 31 of each year. Dividends on the 5% Preferred Stock are cumulative from the date of original issue and at the option of the Board of Directors are payable in common stock or cash. We have not declared or paid dividends for the quarterly period ended October 31, 2000.

             So long as our 5% Preferred Stock is outstanding, we may not declare or pay any dividend on common stock or other stock ranking junior to or on a parity with the 5% Preferred Stock or acquire common stock or any other stock ranking junior to or on a parity with the 5% Preferred Stock (except by conversion into or exchange for any stock ranking junior to the 5% Preferred Stock), unless the full cumulative dividends on the 5% Preferred Stock have been paid, or contemporaneously are declared and paid, through the last dividend payment date. Should dividends not be paid in full on the 5% Preferred Stock, and any other preferred stock ranking on a parity as to dividends with the 5% Preferred Stock, all dividends declared on the 5% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 5% Preferred Stock will be declared pro rata, so that the amount of dividends declared per share on the 5% Preferred Stock and such other preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of 5% Preferred Stock and such other preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 5% Preferred Stock which may be in arrears. The 5% Preferred Stock and our 9% Preferred Stock are on a parity.

             We are not currently permitted by our principal loan agreement to pay cash dividends on the 5% Preferred Stock, so it is intended all such dividends will be payable in shares of common stock registered under another prospectus.

             The holders of our 5% Preferred Stock are entitled at any time to convert the shares of the 5% Preferred Stock into common stock at the conversion price of $5.00 per share, subject to adjustment, or presently 5 shares of common stock for each share of 5% Preferred Stock, except that, with respect to shares of the 5% Preferred Stock called for automatic conversion or redemption, conversion rights will expire at the close of business on the redemption date, unless with respect to redemption, we default in payment of the redemption price.

             The conversion price is subject to potential adjustment on six reset dates commencing January 31, 2001 and each three (3) months thereafter if the trading price of our common stock is less than the conversion price then in effect based on the average closing price for ten (10) trading days preceding the reset date. There was a potential earlier reset date following release of our September 30, 2000 quarter results if our net worth fell below a formula which did not occur because such net worth exceeded the formula. Subject to consent under our revolving credit and term loan facility we have the right to redeem some or all of the 5% Preferred Stock at 105% of the redemption price of $25.00 per share plus accumulated and unpaid dividends in order to avoid the reset by written notice given at least 15 days prior to the reset date. If we fail to redeem the shares on any reset date for which we have given notice of redemption, we will lose the right to repurchase the shares for any future reset date if there is an adjustment. We have given notice that we will redeem all of the outstanding 5% Preferred Stock to avoid any such reset, if applicable.

             In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of the 5% Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, before any distribution or payment is made to holders of common stock or any other stock ranking junior upon liquidation to the 5%

Preferred Stock, liquidating distributions in the amount of $25.00 per share plus all accumulated and unpaid dividends to the date of liquidation.

             Subject to consent under our revolving credit and term loan facility, we have the right to redeem the 5% Preferred Stock at $25.00 per share plus any accumulated and unpaid dividends, on no less than 30 days and no more than 60 days notice if we sell assets or one or more business units for net proceeds of $50 million or more or sell securities in an underwritten public offering in excess of $50 million and a registration statement is in effect for the shares of common stock into which the 5% Preferred Stock is convertible.

             We also have the right by no less than 30 days nor more than  sixty
(60) days written notice to cause the 5% Preferred Stock to be automatically convertible into common stock if the closing price (as defined) of the common stock has equaled or exceeded 125% of the conversion price then in effect for at least 20 trading days within 30 consecutive trading days ending within five trading days before notice of conversion is mailed, and a registration statement is in effect for the shares of common stock to be issued.

             Unless full cumulative dividends on all outstanding shares of our 5% Preferred Stock and any other preferred stock ranking on a parity with the 5% Preferred Stock have been or contemporaneously are declared and paid for all past dividend periods, the 5% Preferred Stock may not be redeemed and we may not purchase or otherwise acquire any shares of the 5% Preferred Stock.

             If we are to be merged into another corporation, the holders of the 5% Preferred Stock will have the option by written notice given with fifteen
(15) days after receipt of notice of the stockholders meeting called to approve the merger to either convert their 5% Preferred Stock into our common stock at the then conversion price or require the surviving corporation to redeem our 5% Preferred Stock at 125% of its liquidation value. If such option is not exercised, the 5% Preferred Stock will automatically convert into our common stock at the end of the fifteen (15) day period.

             Except as required by the Delaware General Corporation Law, the holders of 5% Preferred Stock will not be entitled to vote.

             The approval of the holders of at least a majority of the shares of the 5% Preferred Stock then outstanding will be required to amend, alter or repeal any of the provisions of the Charter or the Certificate of Designation or to authorize any reclassification of the 5% Preferred Stock, in either case so as to affect adversely the preferences, special rights or privileges or voting power of the 5% Preferred Stock, either directly or indirectly. A similar majority vote of the holders of the shares of the 5% Preferred Stock then outstanding is required:

    - to authorize or create any class of stock senior to the 5% Preferred Stock as to dividends or distributions upon liquidation or;
    - to create, issue or increase the authorized number of shares of any series of our authorized preferred stock ranking senior to the 5% Preferred Stock as to dividends or distributions upon liquidation; or
   -     to authorize additional shares of 5% Preferred Stock.

9% Preferred Stock

             We have outstanding 787,900 shares of 9% Preferred Stock. The 9% Preferred Stock has a liquidation preference of $25.00 per share and ranks as to dividends and liquidation prior to the common stock and on a parity with the 5% Preferred Stock. The 9% Preferred Stock is fully paid and nonassessable. Holders of 9% Preferred Stock do not have any preemptive rights. The 9% Preferred Stock is not subject to any sinking fund or other obligation to redeem or retire such stock. Unless converted, redeemed or exchanged, the 9% Preferred Stock will remain outstanding indefinitely.

             Holders of shares of our 9% Preferred Stock will be entitled to receive, when, if and as declared by our Board of Directors out of our funds legally available for payment, cash dividends at the annual rate of 9% or $2.25 per share. Dividends are payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year. Dividends on the 9% Preferred Stock are cumulative from the date of original issue. We have not declared or paid dividends for the quarterly period ended September 30, 2000.

             So long as our 9% Preferred Stock is outstanding, we may not declare or pay any dividend on common stock or other stock ranking junior to or on a parity with the 9% Preferred Stock or acquire common stock or any other stock ranking junior to or on a parity with the 9% Preferred Stock (except by conversion into or exchange for our stock ranking junior to the 9% Preferred Stock), unless the full cumulative dividends on the 9% Preferred Stock have been paid, or contemporaneously are declared and paid, through the last dividend payment date. Should dividends not be paid in full on the 9% Preferred Stock, and any other preferred stock ranking on a parity as to dividends with the 9% Preferred Stock, all dividends declared on the 9% Preferred Stock and any other preferred stock ranking on a parity as to dividends with the 9% Preferred Stock will be declared pro rata, so that the amount of dividends declared per share on the 9% Preferred Stock and such other preferred stock will bear to each other the same ratio that accumulated dividends per share on the shares of 9% Preferred Stock and such other preferred stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the 9% Preferred Stock which may be in arrears.

             We are permitted to pay cash dividends on the 9% Preferred Stock, so long as we are not in default under our revolving credit and term loan facility and our borrowing availability exceeds $1,000,000 after payment of such dividend.

             The holders of our 9% Preferred Stock are entitled at any time to convert the shares of the 9% Preferred Stock into common stock at the conversion price of $13.65 per share subject to adjustment, except that, with respect to shares of the 9% Preferred Stock called for redemption or exchange, conversion rights will expire at the close of business on the redemption or exchange date, unless we default in:

    -   the payment of the redemption price;
    -   the issuance of 9% Debentures in exchange for the 9% Preferred Stock; or
    -   the payment of the final dividend on the exchange date.

             The 9% Preferred Stock is exchangeable in whole, but not in part, at our sole option for 9% Convertible Subordinated Debentures due 2006 (the "9% Debentures") on any Dividend Payment Date at a rate of $25.00 principal amount of the 9% Debentures for each share of the 9% Preferred Stock. We may not exchange any shares of the 9% Preferred Stock unless full cumulative dividends have been paid or set aside for payment on the 9% Preferred Stock and on any preferred stock ranking as to dividends on a parity with the 9% Preferred Stock.

             On and after the date of exchange of 9% Preferred Stock for 9% Debentures, the 9% Preferred Stock will cease to accumulate dividends, will no longer be deemed to be outstanding and will represent only the right to receive the 9% Debentures and accrued and unpaid dividends, if any, to the Exchange Date.

             In the event of our voluntary or involuntary liquidation, dissolution or winding-up, the holders of shares of the 9% Preferred Stock will be entitled to receive, out of the assets available for distribution to stockholders, before any distribution or payment is made to holders of common stock or any other stock ranking junior upon liquidation to the 9% Preferred Stock, liquidating distributions in the amount of $25.00 per share plus all accumulated and unpaid dividends to the date of liquidation.

             The 9% Preferred Stock is redeemable in whole or in part, at our sole option, at the redemption price of $25.00 per share, plus accumulated and unpaid dividends to the date fixed for redemption.

             Unless full cumulative dividends on all outstanding shares of 9% Preferred Stock and any other preferred stock ranking on a parity with the 9% Preferred Stock have been or contemporaneously are declared and paid for all past dividend periods, the 9% Preferred

Stock may not be redeemed and we may not purchase or otherwise acquire any shares of the 9% Preferred Stock.

             Except as indicated below or as required by the Delaware General Corporation Law, the holders of 9% Preferred Stock will not be entitled to vote.

             If at any time dividends payable on our 9% Preferred Stock are in arrears and unpaid in an amount equal to or exceeding the amount of dividends payable thereon for six quarterly dividend periods, the holders of our 9% Preferred Stock, voting separately as a class with the holders of any other series of our preferred stock granted voting rights, will have the right to elect two (2) directors. These directors would be in addition to the number of directors constituting our Board of Directors immediately prior to the accrual of that right. So long as our Board of Directors is divided into classes, our directors so elected by the holders of shares of the 9% Preferred Stock and other such preferred stock series would be elected to the classes with the longest remaining terms. Such voting rights will continue for the 9% Preferred Stock until all dividends accumulated and payable on that stock have been paid in full, at which time such voting rights of the holders of the 9% Preferred Stock will terminate. Such voting rights would revest in the event of a subsequent similar arrearage. Upon any termination of such voting right the term of office of all the directors so elected by preferred stockholders voting separately as a class will terminate. We have not paid dividends for the quarterly period ended September 30, 2000.

             The approval of the holders of at least a majority of the shares of the 9% Preferred Stock then outstanding will be required to amend, alter or repeal any of the provisions of the Charter or the Certificate of Designation or to authorize any reclassification of the 9% Preferred Stock, in either case so as to affect adversely the preferences, special rights or privileges or voting power of the 9% Preferred Stock, either directly or indirectly. A similar majority vote of the holders of the shares of the 9% Preferred Stock then outstanding is required (a) to authorize or create any class of stock senior to the 9% Preferred Stock as to dividends or distributions upon liquidation or (b) to create, issue or increase the authorized number of shares of any series of our authorized preferred stock ranking senior to the 9% Preferred Stock as to dividends or distributions upon liquidation.

             The 9% Preferred Stock has special rights that become effective upon the occurrence of certain types of significant transactions affecting corporate control or our ownership which are deemed a "Change in Control". The holders of the 9% Preferred Stock shall have the right effective for thirty days following the mailing date of a notice disclosing a Change in Control to require us to repurchase all or any part of their shares of 9% Preferred Stock on the date that is no later than 45 days after the date of such repurchase right notice, at a repurchase price equal to $25.00 per share, plus accrued and unpaid dividends to the repurchase date with respect to such shares. We may satisfy our repurchase obligations through the issuance of shares of our common stock valued at the Market Price of the common stock.

             A "Change in Control" means the occurrence of any of the following events:

    - any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange Act) of shares of our capital stock representing greater than 50% of the total voting power of all shares of our capital stock entitled to vote in the election of Directors under ordinary circumstances or to elect a majority of our Board of Directors;

    - we sell, transfer or otherwise dispose of all or substantially all of our assets;

    - when, during any period of 12 consecutive months after the date of original issuance of the Preferred Stock, individuals who at the beginning of any such 12-month period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of our Board of Directors then in office (excluding from such calculation any election of directors by holders of the 9% Preferred Stock); or

    - the date of the consummation of our merger or consolidation with another corporation where our stockholders immediately prior to the merger or consolidation, would not beneficially own immediately after the merger or consolidation, shares entitling such stockholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors rectors, or where members of our Board of Directors immediately prior to the merger or consolidation, would not immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

             As used herein, "Market Price" of a share of the common stock will be the average of the Closing Prices of the common stock for the ten trading days ending on the last trading day preceding the date of the Change in Control.

Registrar and Transfer Agent

     Chase Mellon Shareholder Services, L.L.C., is our Registrar and Transfer Agent for the 9% Preferred Stock as well as our common stock and Class B Stock. We act as Registrar and Transfer Agent for the 5% Preferred Stock.

                                  LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for us by Weisman Celler Spett & Modlin, P.C., New York, New York. Howard
S. Modlin, a member of Weisman Celler Spett & Modlin, P.C. is a Director and Secretary of GDC.
                             INDEPENDENT ACCOUNTANTS

             Our consolidated financial statements as of September 30, l999 and l998 and for each of the periods in the three year period ended September 30, l999 incorporated by reference in this prospectus have been audited by PricewaterhouseCoopers L.L.P., independent accountants, as stated in their report appearing therein.


                                 INDEMNIFICATION
                                 ---------------

         Our Charter authorizes the indemnification of directors and officers and the purchase of insurance on behalf of such persons against liability asserted against them in such capacity or arising out of such status. We maintain an insurance policy covering our directors and officers against certain losses. Section 145 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                    FORM S-8

PART II: INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.         Incorporation of Documents by Reference

                See Prospectus, "Where You Can Find More Information," page 3 and "Description of Capital Stock," page 7.

Item 4.         Description of Securities

                Not applicable.

Item 5.         Interest of Named Experts and Counsel

                The consolidated financial statements as of September 30, 1999 and 1998 and for each of the periods in the three years ended September 30, 1999 incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report therein.

Item 6.         Indemnification of Directors and Officers

             Reference is made to Article Tenth of the registrant's Restated Certificate of Incorporation filed as Exhibit 3.l to the Registrant's Quarterly Report on Form l0-Q for the quarter ended June 30, l999, which is incorporated by reference for information concerning indemnification of directors and officers. Section l45 of the General Corporation Law of Delaware permits or requires indemnification of officers and directors in the event that certain statutory standards of conduct are met. However, reference is made to Item 9(d) with respect to indemnification for liabilities arising under the Securities Act.

             Under an insurance policy with The Chubb Group of Companies, the directors and certain officers of the undersigned registrant and its subsidiaries are indemnified against certain losses arising from certain claims which may be made against such persons, by reason of their being such directors or officers.

Item 7.         Exemption from Registration Claimed

                Not applicable.



Item 8.         List of Exhibits

                10.1  1998 Stock Option Plan

                10.2 Non-Statutory Stock Option Agreement form - employee (Incorporated by reference from Exhibit 10.2 to Form S-8, Registration Statement No. 333-89571.)

                10.3 Non-Statutory Stock Option Agreement form - non-employee directors (Incorporated by reference from Exhibit 10.3 to Form S-8, Registration Statement No. 333-89571.)

        23.     Consents

                PricewaterhouseCoopers LLP

Item 9.  Undertakings

             (a)     The undersigned registrant hereby undertakes:

                     (l) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section l0(a)(3) of the Securities Act of l933 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section l3 or Section l5(d) of the Securities Exchange Act of l934 ("Exchange Act") that are incorporated by reference in this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section l3 or l5(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) The  undersigned  registrant  hereby  undertakes to deliver or cause to be delivered with the Prospectus to each employee to whom the Prospectus is sent or given, a copy for the registrant's latest annual report to stockholders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, unless such employee otherwise has received a copy of such report in which case the registrant shall state in the Prospectus that it will promptly furnish without charge a copy of such report on written request of the employee, and where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such financial information.

             (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Middlebury, State of Connecticut, on the 20th day of December, 2000.

                                 GENERAL DATACOMM INDUSTRIES, INC.
                                 By:  /s/ CHARLES P. JOHNSON
                                 Charles P. Johnson, Chairman of the Board

             Pursuant to the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                            TITLE                    DATE
---------                            -----                    ----

/s/ CHARLES P. JOHNSON        Chairman of the Board           December 20, 2000
Charles P. Johnson            and Chief Executive Officer

/s/ WILLIAM G. HENRY          Vice President, Finance         December 20, 2000
William G. Henry              And Chief Financial Officer

/s/ HOWARD S. MODLIN          Director                        December 20, 2000
Howard S. Modlin

/s/ FREDERICK R. CRONIN       Director                        December 20, 2000
Frederick R. Cronin

/s/ LEE M. PASCHALL
Lee M. Paschall               Director                        December 20, 2000

/s/ JOHN L. SEGALL
John L. Segall                Director                        December 20, 2000